Filed Pursuant to Rule 433

Registration Statement No. 333-149818

April 28, 2008

The Export-Import Bank of Korea (the “Bank”)

MXN 300,000,000 8.61% Notes due 2017 (the “Notes”)

Final Term Sheet

April 28, 2008

Issuer	The Export-Import Bank of Korea
MXN Nominal Amount:	MXN 300,000,000
Format:	The Notes shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, the Bank’s MXN 1,000,000,000 8.61% Notes due 2017, which were issued on October 11, 2007 and MXN 800,000,000 8.61% Notes due 2017 to be issued on April 29, 2008. The Notes will be issued under the Bank’s U.S. SEC Registered Program.
Trade Date:	April 28, 2008
Settlement Date:	May 6, 2008, which will be the fourth business day following the date of this final term sheet
Maturity Date:	October 11, 2017
Interest Payment Dates:	Semi-annual payments
Business Day Convention:	Following Business Day
Ratings:	Aa3 by Moody’s / A by S&P / A+ by Fitch
Pricing:	MBono Dec/17 + 100bps
Coupon Rate:	8.61% 30/360, semi-annual on MXN Notional
Public Offering Price:	98.16384% per Note
Gross Proceeds:	Total MXN 294,491,520
Underwriting Discounts:	0.20%
Proceeds to the Bank, Before Expenses:	Total MXN 293,891,520
Minimum Denominations:	MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof
Settlement Exchange Rate:	All cash flows to be settled in Mexican pesos except in circumstances as set forth in the Preliminary Prospectus Supplement
Lead Manager and Bookrunner:	Merrill Lynch International
Settlement:	Euroclear / Clearstream / Indeval
Business Days:	Mexico City, New York, Seoul and London
Listing:	International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange
Common Code:	032206921
ISIN:	XS0322069211
Governing Law:	New York
Prospectus:	http://www.sec.gov/Archives/edgar/data/873463/000119312508087505/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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